Exhibit 10.2
Execution Version
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
LICENSE & DEVELOPMENT AGREEMENT
     This License & Development Agreement (the “Agreement”) is entered into as of August 25, 2010 (the “Effective Date”) by and between Alexza Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 2091 Stierlin Court, Mountain View, CA 94043 (“Alexza”), and Cypress Bioscience, Inc., a Delaware corporation with a principal place of business at 4350 Executive Drive, Suite 325, San Diego, CA 92121 (“Cypress”). Alexza and Cypress are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
     A. Alexza is a pharmaceutical company that is developing products based on its proprietary Staccato® system, a drug delivery system that provides rapid systemic delivery of drugs through inhalation.
     B. Cypress desires to obtain from Alexza certain exclusive, worldwide rights and licenses to develop, manufacture and commercialize products consisting of the Staccato® system solely for use in delivery of nicotine, and Alexza is willing to grant to Cypress such rights and licenses, all on the terms and conditions set forth in this Agreement.
     C. Cypress and Alexza desire that Alexza conduct certain development activities for Cypress with respect to licensed products for a limited time period.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alexza and Cypress hereby agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1. In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (without implication from the actual inclusion of such phrase in some instances after such terms, but not in other instances).
     1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
     1.2 “Aggregate Development Expenses” shall mean the Alexza Development Expenses and the Cypress Development Expenses.
     1.3 “Alexza” shall have the meaning described in the first paragraph of this Agreement and shall include its successors and assigns as contemplated by Section 13.7.
     1.4 “Alexza Background Patents” means all Patents that: (a) are necessary or reasonably useful for the research, development, importation, use, manufacture, sale or offering for sale of any Product worldwide, (b) are Controlled by Alexza or its Affiliates as of the Effective Date or during the Term, and (c) cover or claim the Device or its manufacture or use and/or Staccato Technology generally, but excluding the Alexza Product Patents, the [...***...] Patents and the Joint Patents.
     1.5 “Alexza Development Expenses” has the meaning set forth in Section 5.4(a).
     1.6 “Alexza Development Plan” shall mean the plan and budget for development of the Product, including the Device, by Alexza under this Agreement, as such plan may be amended in accordance with Section 3.2.
     1.7 “Alexza Funded Incremental Development Expenses” shall have the meaning set forth in Section 5.4(d).
     1.8 “Alexza Indemnitees” has the meaning set forth in Section 10.1.
     1.9 “Alexza Know-How” means all Know-How (other than Joint Inventions) Controlled by Alexza or its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the research, development, importation, use, manufacture, having manufactured, sale or offering for sale of any Product.
     1.10 “Alexza Nicotine Product Patents” means any of the Alexza Product Patents that are directed solely and specifically toward a Product or its manufacture or use (which shall include, without limitation, any Patent claims that have been separated into distinct divisional (or equivalent) patent applications pursuant to Section 7.2(a)(ii)). Without limiting the foregoing, the patent application set forth on Exhibit A entitled [...***...] is included in Alexza Nicotine Product Patents.
     1.11 “Alexza Patents” means the Alexza Product Patents and Alexza Background Patents. A list of the Alexza Patents existing as of the Effective Date is set forth on Exhibit A.
     1.12 “Alexza Product License” has the meaning set forth in Section 11.3(b)(iii)(1).

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     1.13 “Alexza Product Patents” means all Patents (other than Joint Patents) that: (a) are necessary or reasonably useful for the research, development, importation, use, manufacture, sale or offering for sale of any Product worldwide, (b) are Controlled by Alexza or its Affiliates as of the Effective Date or during the Term, and (c) specifically claim (i) any Product or its manufacture or use or (ii) any combination product consisting of Nicotine and any API(s) other than Nicotine and a Device that delivers such APIs or its manufacture or use.
     1.14 “Alexza Product Sale” has the meaning set forth in Section 11.3(b)(iii)(1).
     1.15 “Alexza Sublicense Agreement” has the meaning set forth in Section 2.4.
     1.16 “Alexza Technology” means the Alexza Know-How, Alexza Patents and Alexza’s interest in the Joint Inventions and Joint Patents.
     1.17 “Alexza Trademarks” means the Trademarks owned by Alexza set forth on Exhibit B, individually and/or collectively.
     1.18 “API” means an active pharmaceutical ingredient. For clarity, API does not include any agent that does not independently provide pharmacological activity or other effect in the diagnosis, cure, mitigation, treatment or prevention of disease, and that does not affect structure or function of the body of a human or other animal, and whose primary effect or purpose is to facilitate the delivery or mask the taste or other effect associated with the Product.
     1.19 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.
     1.20 “Asset Commercialization Date” shall mean the earlier of: (a) the date, if ever, on which Cypress notifies Alexza in writing that Cypress has affirmatively determined to commercialize any Product in any country; or (b) the date of NDA approval in any given country in which Cypress has not entered into a Cypress Sublicense Agreement or otherwise entered into an Asset License or Asset Sale.
     1.21 “Asset License” shall mean any transaction (including licensing and collaboration transactions and joint ventures involving a license or sublicense, but excluding any Change of Control of Cypress) pursuant to which rights under the Cypress Technology, Cypress Product Invention Technology and/or Alexza Technology to commercialize any Product are licensed or sublicensed by Cypress or any of its Affiliates to any Third Party; provided, however, that any such license or sublicense solely to manufacture or develop any Product for Cypress or its Affiliate where Cypress or its Affiliate commercializes such Product shall not be an Asset License.
     1.22 “Asset License Consideration” shall mean the net monetary and non-monetary consideration actually received by Cypress or any of its Affiliates in connection with any Asset License, after deducting any investment banking, broker, accounting, tax and legal fees paid by Cypress directly related to such Asset License, including net licensing fees, royalties, milestones or similar amounts to the extent actually paid to Cypress or any of its Affiliates (but excluding (a) amounts paid to Cypress by the licensee or any of its Affiliates for research and development activities (at actual fully burdened cost) conducted by Cypress or any of its Affiliates during the term of the Asset License, for the supply of goods (at actual fully burdened cost) by Cypress or any of its Affiliates in connection with any such Asset License or for promotion activities with respect to the Product of sales representatives of Cypress or any of its Affiliates, (b) any bona fide loan made to Cypress or any of its Affiliates in connection with any such Asset License (except to the extent forgiven without being paid), (c) amounts paid for debt or equity securities of Cypress or its Affiliates to the extent of fair market value of such debt or equity securities and (d) in the event that an Asset License includes the right for Cypress or any of its Affiliates to incur expenses related to the commercialization of a Product (including expenses related to the launch and preparation for launch of such Product), amounts paid to Cypress or any of its Affiliates by the licensee or any of its Affiliates to reimburse any such expenses incurred by Cypress or any of its Affiliates).
     1.23 “Asset Sale” shall mean any transaction (including a sale of assets, merger, sale of stock or other equity interests), other than an Asset License or a Change of Control of Cypress, pursuant to which Cypress or any of its Affiliates sells, transfers or otherwise disposes of all or a substantial portion of the Cypress Technology, the Cypress Product Invention Technology and/or the rights to the Alexza Technology to a Third Party. Any license or sublicense under Cypress Technology or Alexza Technology solely to manufacture or develop any Product for Cypress or its Affiliate where Cypress or its Affiliate commercializes such Product shall not be an Asset Sale.
     1.24 “Asset Sale Consideration” shall mean the net monetary and non-monetary consideration actually received by Cypress or any of its Affiliates in connection with an Asset Sale, after deduction of any investment banking, broker, accounting, tax and legal fees and expenses paid by Cypress or any of its Affiliates in connection with such Asset Sale, including milestone, escrow, holdback and other contingent payments payable in connection with such Asset Sale to the extent actually paid to Cypress or any of its Affiliates.
     1.25 “Asset Sale/License Payment” has the meaning set forth in Section 5.5.
     1.26 “Buy-Out” shall mean Cypress’ buying out of its obligations to Alexza pursuant to Section 6.5 by paying to Alexza, in cash, an amount equal to the then-current fair market value of the Payment Rights.
     1.27 “Buy-Out Option Notice” shall have the meaning set forth in Section 6.3.
     1.28 “Calendar Half” shall mean (a) with respect to the first Calendar Half, the period beginning on the Effective Date and ending on December 31, 2010, (b) with respect to each subsequent Calendar Half (other than the last Calendar Half), the six-month period beginning on the day following the end of the first Calendar Half and each succeeding six-month period thereafter, and (c) with respect to the last Calendar Half, the period from the day following the end of the immediately preceding Calendar Half to the date of expiration or termination of this Agreement.

     1.29 “Calendar Half Development Expenses” has the meaning set forth in Section 5.4(c).
     1.30 “Carry Credit Applicable Percentage” shall be determined as follows:
          (a) prior to the date of receipt by Alexza of the Technology Transfer Payment, 50%; or
          (b) on or after the date of receipt by Alexza of the Technology Transfer Payment, either (i) 10%, if Alexza has funded the full amount of its Offered Incremental Development Expenses, if any; or (ii) if Alexza has funded less than the full amount of its Offered Incremental Development Expenses as provided in Section 5.4(c), [...***...].
     1.31 “Change of Control” means, with respect to a Party, (a) a sale or other disposition of all or substantially all of the assets of such Party on a consolidated basis (other than to any Affiliate (direct or indirect) of such Party), (b) a merger or consolidation in which such Party is not the surviving entity and in which the stockholders of such Party immediately prior to such consolidation or merger own less than 50% of the surviving entity’s voting power immediately after the transaction, and (c) a reverse merger in which such Party is the surviving entity but the shares of such Party’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of such Party immediately prior to such reverse merger own less than 50% of the voting power of such Party (or its parent entity) immediately after the transaction.
     1.32 “Change of Control Notice” has the meaning set forth in Section 6.4.
     1.33 “Commercially Reasonable Efforts” means, with respect to the Parties’ obligations under this Agreement to research, develop or commercialize the Product, that level of efforts and resources that is consistent with the commercially reasonable practices of the pharmaceutical industry for the research, development or commercialization of a similarly situated pharmaceutical product as such Product at a similar stage of research, development or commercialization, taking into account measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, the market potential of such product, the availability and level of reimbursement for such product by Third Party payors or health insurance plans, the potential total profitability of such product and other relevant factors, including comparative technical, legal, scientific, and/or medical factors. [...***...].
     1.34 “Confidential Information” has the meaning set forth in Section 8.1.
     1.35 “Control” (including any variations such as “Controlled”), in the context of intellectual property rights, Know-How and Confidential Information, means possession (whether by ownership or license, other than pursuant to licenses granted by the other Party under this Agreement) by a Party of the ability to grant the applicable license or other rights under this Agreement, without violating the terms of an agreement with a Third Party.

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     1.36 “Cumulative Aggregate Development Expenses” has the meaning set forth in Section 5.4(c).
     1.37 “Cypress” shall have the meaning described in the first paragraph of this Agreement and shall include its successors and assigns as contemplated by Section 13.7.
     1.38 “Cypress Development Expenses” shall mean the sum of (a) all of Cypress’ and its Affiliates’ expenses of FTEs for the performance of development activities with respect to Products, at a rate of $[...***...] per FTE for non-administrative personnel, (b) all amounts paid as compensation (including, without limitation, salary and benefits, severance payments and/or consulting fees) by Cypress to [...***...], and (c) all other reasonable costs and expenses incurred by Cypress or any of its Affiliates in the performance of Product development activities (which may include reasonable costs and expenses for administrative personnel). For clarity, the Cypress Development Expenses does not include the Alexza Development Expenses, the Technology Transfer Payment or the upfront payment under Section 5.1.
     1.39 “Cypress Indemnitees” has the meaning set forth in Section 10.2.
     1.40 “Cypress Know-How” means all Inventions (other than Joint Inventions) Controlled by Cypress or its Affiliates during the Term related to the Device or Staccato Technology, but excluding any Cypress Product Inventions.
     1.41 “Cypress Patents” means all Patents (other than Joint Patents) Controlled by Cypress or its Affiliates during the Term that claim any Invention related to the Device or Staccato Technology, but excluding any Cypress Product Invention Patents.
     1.42 “Cypress Product Inventions” means all Inventions (other than Joint Inventions) that (a) are made, created, discovered, conceived or reduced to practice by or on behalf of Cypress or its Affiliates during the Term in the course of development activities conducted with respect to any Product, and (b) relate specifically to any Product or its manufacture or use and are not usable with any product that delivers or administers any API other than Nicotine using the Staccato Technology.
     1.43 “Cypress Product Invention Patents” means all Patents (other than Joint Patents) Controlled by Cypress or its Affiliates during the Term that claim specifically a Cypress Product Invention and do not claim Inventions that are usable with any product that delivers or administers any API other than Nicotine using the Staccato Technology.
     1.44 “Cypress Product Invention Technology” means the Cypress Product Inventions and the Cypress Product Invention Patents.
     1.45 “Cypress Sublicense Agreement” has the meaning set forth in Section 2.4.
     1.46 “Cypress Technology” means the Cypress Know-How, Cypress Patents and Cypress’ interest in the Joint Inventions and Joint Patents.

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     1.47 “Determined Fair Market Value” shall have the meaning set forth in Section 6.4.
     1.48 “Development Committee” shall have the meaning set forth in Section 3.3(a).
     1.49 “Development Expense Summary” has the meaning set forth in Section 5.4(c).
     1.50 “Device” means a hand-held, multi-dose, electric device for the administration of API(s), which device relies on, incorporates or uses Staccato Technology and may or may not be referred to as the Staccato® system.
     1.51 “Disclosing Party” has the meaning set forth in Section 8.1.
     1.52 “FDA” means the United States Food and Drug Administration and its successor.
     1.53 “FTE” shall mean the equivalent of the work time of a full-time employee of Cypress or its Affiliate actually spent on the performance of development or regulatory activities (including clinical supply activities) with respect to Products over a 12-month period (including normal vacations, sick days and holidays) based on 1,800 hours worked per 12-month period.
     1.54 “GAAP” shall mean United States generally accepted accounting principles, consistently applied, and will mean the international financial reporting standards (IFRS) at such time as IFRS becomes the generally accepted accounting standard in the United States and applicable securities laws in the United States require use of IFRS.
     1.55 “Indemnitee” has the meaning set forth in Section 10.3.
     1.56 “Indemnitor” has the meaning set forth in Section 10.3.
     1.57 “Inventions” means any and all Know-How (including all inventions, discoveries, improvements, processes and techniques) that are (a) made, created, discovered, conceived or reduced to practice by or on behalf of Alexza or its Affiliates and/or Cypress or its Affiliates during the Term in the course of development activities conducted with respect to any Product, including activities under the Alexza Development Plan and (b) relate to the Alexza Technology, Device, Product or Staccato Technology (including the manufacture or use thereof), whether or not patentable or included in any claim of a patent or patent application, together with all intellectual property rights therein.
     1.58 “Joint Inventions” means any and all Inventions made jointly by or on behalf of Cypress or its Affiliates, on the one hand, and by or on behalf of Alexza or its Affiliates, on the other hand.
     1.59 “Joint Patents” means all Patents claiming any Joint Inventions.
     1.60 “Know-How” means all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial or business information and materials, including compounds, solid state forms, compositions of matter, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, knowledge, know-how, skill and experience.
     1.61 “License Consideration” has the meaning set forth in Section 11.3(b)(iii)(2).
     1.62 “Marketing Approval” of a Product means all approvals, licenses, registrations or authorizations of Regulatory Authorities in a country necessary for the manufacture, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of such Product in such country.
     1.63 “NDA” of a Product means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA, or the equivalent application filed with a Regulatory Authority in any other regulatory jurisdiction, including all documents, data, and other information concerning such Product thus filed that are necessary for gaining Marketing Approval for such Product.
     1.64 “Nicotine” means nicotine and any free base form, salt, solvate, clathrate, metal coordination complex, prodrug, and/or metabolite of nicotine, as well as any amorphous, crystalline, polymorphic form, of any of the foregoing.
     1.65 “Offered Incremental Development Expenses” shall have the meaning set forth in Section 5.4(c).
     1.66 “Option Triggering Event” shall mean any of (a) [...***...], (b) [...***...], or (c) [...***...].
     1.67 “Option Triggering Event Window” has the meaning set forth in Section 6.3.
     1.68 “Orange Book Alexza Background Patents” has the meaning set forth in Section 7.2(b)(i).
     1.69 “Patent(s)” means (a) all patents, including, without limitation, design patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including, without limitation, provisional patent applications and design patent applications, and (b) any renewal, divisional, continuation, continuation-in-part, or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, certificates of correction, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

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     1.70 “Patent Term Extension” means any term extensions, supplementary protection certificates, regulatory exclusivity and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents.
     1.71 “Payment Rights” has the meaning set forth in Section 6.3.
     1.72 [...***...]
     1.73 [...***...].
     1.74 [...***...]
     1.75 “Product(s)” means (a) a product consisting of a Device that delivers or administers Nicotine (as the sole API), (b) a container, cartridge and/or carrier that delivers Nicotine (as the sole API) using the Staccato Technology, which container, cartridge and/or carrier is designed for use with a Device or (c) a composition including Nicotine as the sole API and suitable to be delivered by or used in a Device. For clarity, a Product may include any agent that does not independently provide pharmacological activity or other effect in the diagnosis, cure, mitigation, treatment or prevention of disease, and that does not affect structure or function of the body of a human or other animal.
     1.76 “Put Option Notice” shall have the meaning set forth in Section 6.4.
     1.77 “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product.
     1.78 “Regulatory Filings” means all applications, approvals, licenses, registrations, notifications, registrations, submissions and authorizations made to or received from a Regulatory Authority in a country necessary for the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, NDAs and Marketing Approvals.
     1.79 “Regulatory Requirements” means (a) with respect to Product supplied by Alexza under the Alexza Development Plan [...***...]; and (b) with respect to Product supplied by Alexza under the Alexza Development Plan [...***...].
     1.80 “Sale Consideration” has the meaning set forth in Section 11.3(b)(iii)(2).
     1.81 “SEC” has the meaning set forth in Section 8.5(a).
     1.82 “Senior Executives” means the Chief Executive Officer of Alexza and the Chief Executive Officer of Cypress or their respective designees.

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     1.83 [...***...]
     1.84 “[...***...] Patents” means all Patents that (a) are Controlled by Alexza or its Affiliates as of the Effective Date or during the Term, and (b) are directed solely toward [...***...]. For clarity, the [...***...] Patents are not within the Alexza Patents.
     1.85 “Staccato Technology” means technology Controlled by Alexza or its Affiliates for the vaporization of a pharmaceutical composition via rapid heating to form a condensation aerosol that allows rapid systemic drug delivery to humans through deep lung inhalation.
     1.86 “Sublicensee” means an Affiliate or Third Party to whom Cypress grants a sublicense under the Alexza Technology or to whom Alexza grants a sublicense under the Cypress Technology as permitted under Section 2.4.
     1.87 “Technology Transfer Payment” has the meaning set forth in Section 5.2.
     1.88 “Term” has the meaning set forth in Section 11.1.
     1.89 “Third Party” means any entity other than Alexza or Cypress or their respective Affiliates.
     1.90 “Third Party Claim” has the meaning set forth in Section 10.1.
     1.91 “Trademarks” means trademarks, trade names, trade dress, domain names, logos and brandings.
     1.92 “Valuation Firm” shall have the meaning set forth in Section 6.5.
     1.93 “Valuation Notice” shall have the meaning set forth in Section 6.5.
ARTICLE 2
LICENSES
     2.1 License to Cypress Under Alexza Technology.
          (a) Subject to the terms and conditions of this Agreement, Alexza hereby grants Cypress an exclusive (even as to Alexza), worldwide, royalty-free license, with the right to grant multiple tiers of sublicenses pursuant to Section 2.4, under the Alexza Technology to research, develop, make, have made, use, sell, offer for sale and import Products for any and all purposes.
          (b) Alexza further covenants that during the Term, to the extent that any Patents Controlled by Alexza or any of its Affiliates, including [...***...] Patents, cover or claim the Product or its manufacture or use (other than Patents Controlled by a Third Party that becomes an Affiliate of Alexza as a result of an acquisition of Alexza, whether by merger, sale

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of stock, sale of assets or other form of acquisition), then Alexza shall, without further consideration or action by Cypress, take such actions as may be reasonably necessary to confirm such Patents shall be included as “Alexza Patents” hereunder.
     2.2 Trademark License to Cypress. Subject to the terms and conditions of this Agreement, Alexza hereby grants Cypress an exclusive, worldwide, royalty-free license, with the right to grant multiple tiers of sublicenses pursuant to Section 2.4, to use the Alexza Trademarks solely in connection with the use, marketing, distribution, offer for sale and sale of Products.
     2.3 Alexza License under Cypress Technology. Subject to the terms and conditions of this Agreement, Cypress hereby grants to Alexza (a) a non-exclusive, non-sublicensable (except to subcontractors as permitted under Section 3.4(c), solely to permit such subcontractors to perform Alexza’s assigned responsibilities under the Alexza Development Plan), royalty-free, fully-paid license, under the Cypress Technology to conduct any and all activities assigned to Alexza under the Alexza Development Plan during the term of the Alexza Development Plan and (b) an exclusive, worldwide, [...***...] license, with the right to grant multiple tiers of sublicenses pursuant to Section 2.4, under the Cypress Technology to research, develop, make, have made, use, sell, offer for sale and import any and all products that deliver or administer any API other than Nicotine using the Staccato Technology, including, without limitation, a Device that delivers any API other than Nicotine, for any and all purposes. [...***...]
     2.4 Sublicenses. The licenses granted by Alexza to Cypress in Sections 2.1 and 2.2 may be sublicensed by Cypress to its Affiliates and to Third Parties, and may be further sublicensed by a Sublicensee [...***...]. Each agreement under which Cypress grants a sublicense under the licenses set forth in Sections 2.1 and 2.2 (each, a “Cypress Sublicense Agreement”) shall be consistent with, and subject to the applicable terms and conditions of, this Agreement. With respect to any vendors or subcontractors who receive a sublicense pursuant to this Section 2.4 (it being understood that a strategic partner, collaborator or commercial licensee shall not be considered a vendor or subcontractor), such Sublicensee shall be required to assign or exclusively license (with the right to grant a sublicense to Alexza) to Cypress all Patents and Know-How made by such Sublicensee related to the Device or Staccato Technology, to the extent useful for products other than the Product; provided that if such Sublicensee shall not agree to such obligation, Cypress shall notify Alexza and Alexza shall have the right to negotiate for such rights with respect to such other products other than Product as part of such Cypress negotiations for a period of 45 days; provided further, that Cypress shall not otherwise be limited in entering into an agreement with such Sublicensee with respect to the Product. Promptly after the execution thereof, Cypress shall provide a copy of each Cypress Sublicense Agreement to Alexza, provided that Cypress may redact from such copy financial and other terms not relevant for purposes of confirming the Cypress Sublicense Agreement’s compliance with the terms of this Agreement. For clarity, a material breach of this Agreement by the acts or omissions of a Sublicensee under a Cypress Sublicense Agreement shall be deemed a material breach of this Agreement and shall require Cypress to cure such breach or terminate such Cypress Sublicense Agreement. The license granted by Cypress to Alexza in Section 2.3(b) may be sublicensed by Alexza to its Affiliates and to Third Parties, and may be further sublicensed by a Sublicensee

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[...***...]. Each agreement under which Alexza grants a sublicense under the license set forth in Section 2.3(b) (each, an “Alexza Sublicense Agreement”) shall be consistent with, and subject to the applicable terms and conditions of, this Agreement. With respect to any vendors or subcontractors who receive a sublicense pursuant to this Section 2.4 (it being understood that a strategic partner, collaborator or commercial licensee shall not be considered a vendor or subcontractor), such Sublicensee shall be required to assign or exclusively license (with the right to grant a sublicense to Alexza) to Alexza all Patents and Know-How made by such Sublicensee related to the Product, to the extent useful for Product; provided that if such Sublicensee shall not agree to such obligation, Alexza shall notify Cypress and Cypress shall have the right to negotiate for such rights with respect to the Product as part of such Alexza negotiations for a period of 45 days; provided further, that Alexza shall not otherwise be limited in entering into an agreement with such Sublicensee with respect to the Product. Promptly after the execution thereof, Alexza shall provide a copy of each Alexza Sublicense Agreement to Cypress, provided that Alexza may redact from such copy financial and other terms not relevant for purposes of confirming the Alexza Sublicense Agreement’s compliance with the terms of this Agreement. For clarity, a material breach of this Agreement by the acts or omissions of a sublicensee under an Alexza Sublicense Agreement shall be deemed a material breach of this Agreement by Alexza and shall require Alexza to cure such breach or terminate such Alexza Sublicense Agreement.
     2.5 Alexza Retained Rights. Notwithstanding anything to the contrary in Section 2.1, Alexza retains the right under the Alexza Technology to conduct any and all activities assigned to it under the Alexza Development Plan.
     2.6 Rights Reserved. Except for the rights and licenses expressly granted in this Agreement, and subject to Section 2.7, Alexza retains all rights under its intellectual property, including the Alexza Technology, and Cypress retains all rights under its intellectual property, including the Cypress Technology and Cypress Product Invention Technology, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise. For the avoidance of doubt, the licenses granted to Cypress under Sections 2.1 and 2.2 do not confer any rights to Cypress with respect to any product other than Products, and the license granted to Alexza under Section 2.3 does not confer any rights to Alexza with respect to any product other than products that deliver or administer any API other than Nicotine using the Staccato Technology.
     2.7 Negative Covenant. Alexza covenants that, except pursuant to the Alexza Development Plan, it will not, itself or through a Third Party, research, develop, make, have made, use, sell, offer for sale or import any product using the Staccato Technology, [...***...]Patents, Alexza Patents or Joint Patents (a) that delivers Nicotine (alone or in combination with one or more other API(s)) or (b) that delivers any other API(s) and that is indicated as an aid to smoking cessation treatment.
     2.8 Covenant Not to Sue. Alexza hereby covenants that it, its Affiliates and licensees and all successors-in-interest thereto will not sue, bring an action against, or otherwise assert any claim against Cypress or any of its Sublicensees (and all successors of any of the

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foregoing) for infringement of any [...***...] Patent by Cypress’ or any of its Sublicensees’ development, manufacture, or commercialization of Products.
ARTICLE 3
DEVELOPMENT
     3.1 Overview. The Parties agree that Alexza will conduct certain development activities and will supply certain clinical trial materials and other test materials to Cypress [...***...], as and to the extent set forth in the Alexza Development Plan. Cypress shall be solely responsible for all regulatory and clinical activities for Products, and shall conduct [...***...] using Product supplied by Alexza pursuant to the Alexza Development Plan.
     3.2 Alexza Development Plan. All activities conducted by Alexza under this Agreement for the development of the Product will be conducted pursuant to the Alexza Development Plan. The Parties have agreed to the Alexza Development Plan attached hereto as Exhibit C as of the Effective Date, which describes the plan for development of the Product, including the Device, by Alexza from the Effective Date through completion by Cypress of [...***...]. All amendments to the Alexza Development Plan shall be subject to the prior written approval of the Development Committee. At least 30 days prior to the beginning of each calendar quarter in which Alexza will conduct activities under the Alexza Development Plan, the Development Committee shall review Alexza’s progress under the Alexza Development Plan and determine whether to amend the Alexza Development Plan, including the payment to Alexza under Section 5.4(a) for the subsequent calendar quarter.
     3.3 Development Committee.
          (a) Establishment; Members. Within 30 days following the Effective Date, Cypress and Alexza shall establish a joint development committee (“Development Committee”) to oversee, review and coordinate the activities of the Parties under the Alexza Development Plan. The Development Committee shall be composed of an equal number of representatives of each of Cypress and Alexza. In addition, [...***...] shall be entitled to attend meetings of the Development Committee as a non-voting member for so long as he remains an employee or contractor of Cypress and is performing development activities with respect to Products on behalf of Cypress. A representative of Cypress shall act as the chairperson of the Development Committee.
          (b) Duties. The Development Committee shall:
               (i) review the Alexza Development Plan and review and approve amendments to the Alexza Development Plan;
               (ii) provide a forum for the Parties to exchange information and coordinate their respective activities under the Alexza Development Plan; and

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               (iii) perform such other duties as are specifically assigned to the Development Committee pursuant to this Agreement.
          (c) Meetings; Minutes. All Development Committee meetings shall be held as often as the members may determine, but in any event Development Committee meetings shall occur not less than once per calendar quarter. Such meetings may be held in person, or by any means of telecommunications or video conference, as the members deem necessary or appropriate. A quorum for Development Committee meetings shall be 4 members (not including any non-voting member), with at least 2 members from each Party. Within 30 days after each meeting, the chairperson of the Development Committee will provide the Parties with a written report describing, in reasonable detail, the issues requiring resolution and the agreed resolution of previously reported issues. The Development Committee shall disband upon Alexza’s receipt of the Technology Transfer Payment.
          (d) Decisions of the Development Committee. All actions of the Development Committee (including, without limitation, any action to amend the Alexza Development Plan) shall be made following a unanimous vote, with the representatives of Cypress on the Development Committee having one vote, collectively, and the representatives of Alexza on the Development Committee having one vote, collectively. If the Development Committee fails to reach unanimous agreement on a matter before it, then (a) with respect to matters regarding Alexza’s activities under the Alexza Development Plan, the Senior Executives shall negotiate in good faith to resolve the dispute within 30 days, and (b) with respect to matters regarding Cypress’ development activities for the Product, the vote of the representatives of Cypress on the Development Committee shall be the deciding vote.
     3.4 Conduct of Development Activities under the Alexza Development Plan.
          (a) Compliance with Alexza Development Plan and Applicable Laws. All development activities conducted by Alexza with respect to the Product will be conducted in accordance with the Alexza Development Plan and the other provisions of this Agreement. Each Party shall conduct those Product development activities for which it is responsible under this Agreement in compliance in all material respects with all Applicable Laws and in accordance with good scientific and clinical practices, applicable under the Applicable Laws of the country in which such activities are conducted. Without limiting the foregoing, all Products and other clinical trial and test materials supplied by Alexza pursuant to this Agreement shall be manufactured in accordance with the specifications therefor, as agreed upon by the Parties, and applicable Regulatory Requirements.
          (b) Diligence. Alexza shall use Commercially Reasonable Efforts to conduct and complete the activities assigned to it in the Alexza Development Plan in order to achieve the goals of the Alexza Development Plan. Alexza shall proceed diligently and in a timely manner with the studies and activities for which it is responsible with respect to the development of the Product under the Alexza Development Plan by using its good faith efforts to allocate sufficient time, effort, equipment and facilities to such development activities and to use personnel with sufficient skills and experience as are required to accomplish such studies and activities in accordance with the terms of this Agreement. Alexza’s performance is in part dependent and conditioned upon Cypress’ timely and effective completion of the activities and obligations assigned to it under this Agreement. To the extent that Alexza’s inability to perform or complete the activities assigned to it pursuant to the Alexza Development Plan is caused by Cypress’ failure to carry out its activities and responsibilities with respect to the development of the Product, such failure by Alexza to perform or complete such activities shall be excused. For clarity, the failure of Alexza to achieve any scientific or technical result contemplated under the Alexza Development Plan, or to conduct any activity or provide any deliverable set forth in the Alexza Development Plan that depends on the successful achievement of any such result that is not achieved, shall not be a breach of the foregoing so long as Alexza uses Commercially Reasonable Efforts to achieve such result in accordance with the first sentence of this Section 3.4(a).
          (c) Use of Subcontractors. Alexza may perform some or all of its obligations under the Alexza Development Plan through one or more subcontractors, provided that (i) none of the rights of either Party hereunder are diminished or otherwise adversely affected as a result of such subcontracting and (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the Parties pursuant to Article 8 hereof. In the event Alexza performs any of its obligations under the Alexza Development Plan through a subcontractor, then Alexza will at all times be responsible for the performance and payment of such subcontractor, except as otherwise agreed in writing by the Parties.
          (d) Materials Transfer. In order to facilitate the development activities contemplated by this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such development activities. Except as otherwise provided for under this Agreement, to the extent that either Party provides Materials to the other Party, all such Materials shall be the sole property of Cypress (regardless of which Party supplies such Materials), subject to Alexza’s intellectual property rights in such Materials, will be used by the Parties only in furtherance of the development activities with respect to the Product, will not be used or delivered by Alexza to or for the benefit of any Third Party, except for subcontractors pursuant to Section 3.4(c), without the prior written consent of Cypress, and will be used by each Party in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used by each Party with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth in this Agreement, ALL MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.
          (e) Information Regarding Development Activities. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its development activities with respect to the Product. Each Party shall keep the other appropriately informed of the status of Product development activities conducted by it or on its behalf. Within 30 days following the end of each calendar quarter prior to completion of activities under the Alexza Development Plan, without limiting the foregoing, each Party shall promptly provide the Development Committee with summaries in reasonable detail of all data and results generated or obtained in the course of such Party’s performance of development activities under this Agreement.
          (f) Termination of Alexza Development Plan. Cypress may terminate the Alexza Development Plan and its obligations under Section 3.4(b) and Section 4.2 in the event of any material breach by Alexza of its obligations under this Section 3.4 or Section 3.5 of this Agreement, which breach is not cured within [...***...] after notice from Cypress requesting cure of the breach, provided that such breach was not caused by Cypress’ breach of its obligation under Section 3.4(b) or Section 5.4(a) of this Agreement. Termination of the Alexza Development Plan shall not relieve the Parties of any rights or obligation under this Article 3 accruing prior to such termination.
     3.5 Regulatory Filings and Marketing Approvals. Alexza shall conduct those regulatory support activities, including assisting Cypress in preparing Regulatory Filings, for the Product as set forth in the Alexza Development Plan. Cypress shall be responsible for all other regulatory activities with respect to Products, including preparing and filing regulatory filings, including INDs, in the name of Cypress, seeking all Marketing Approvals, communicating with Regulatory Authorities, and holding all Marketing Approvals for Products.
ARTICLE 4
FURTHER DEVELOPMENT; COMMERCIALIZATION
     4.1 Product Development. As between the Parties, Cypress shall have sole control, authority, and discretion over the research, development and commercialization of Products throughout the world, subject to Article 3.
     4.2 Diligence. Cypress shall use Commercially Reasonable Efforts to research, develop and commercialize Products, whether alone or with or through one or more Sublicensees, including using Commercially Reasonable Efforts to provide to Alexza those deliverables necessary for Alexza to conduct its activities under the Alexza Development Plan; provided that, to the extent that Cypress’ inability to perform or complete Product research or development activities is caused by Alexza’s failure to carry out its activities and responsibilities assigned to it pursuant to the Alexza Development Plan, Cypress’ failure to perform or complete such Product research or development activities shall be excused; provided further that Cypress may discontinue development of Products, subject to compliance with Section 11.2. For clarity, the failure of Cypress to achieve any scientific or technical result in the research or development of Products, or to conduct any activity or provide any deliverable that depends on the successful achievement of any such result that is not achieved, shall not be a breach of the foregoing so long as Cypress uses Commercially Reasonable Efforts to achieve such result in accordance with the first sentence of this Section 4.2. No later than each anniversary of the Effective Date, until the

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first commercial sale of the Product, Cypress shall submit to Alexza a written annual progress report summarizing Cypress’ and its Sublicensees’ research and development of Products and efforts toward commercialization of the Product in the previous year. Each such report shall be the Confidential Information of Cypress.
     4.3 Compliance with Applicable Laws. Cypress shall comply in all material respects with all Applicable Laws in performing its obligations under this Agreement and with respect to its use, sale and disposition of Products.
ARTICLE 5
PAYMENTS; TECHNOLOGY TRANSFER; ROYALTIES
     5.1 Upfront Payment. In consideration for the licenses and rights granted to Cypress under this Agreement, Cypress shall pay to Alexza on the Effective Date a non-refundable, non-creditable payment of $5,000,000.
     5.2 Technology Transfer Payment. Within [...***...] days after [...***...], Cypress shall notify Alexza in writing of its decision either (a) to continue development of Products or (b) to discontinue development of Products. If Cypress decides to continue development of Products, Cypress shall pay Alexza a non-refundable, non-creditable payment of $1,000,000 (the “Technology Transfer Payment”) within [...***...] days after [...***...].
     5.3 Technology Transfer. As soon as reasonably practicable after receipt by Alexza of the Technology Transfer Payment, Alexza shall work with Cypress, at no cost to Cypress, to facilitate the timely transfer to Cypress of all Know-How and materials relating specifically to the Product that are then in Alexza’s possession and Control, in a format to be agreed between the Parties. Such Product-specific Know-How and materials shall include data and reports, retained clinical trial toxicology study materials, analytical methods, process development methods and stability reports and samples. Such transfer shall occur in a manner and following a reasonable schedule to be established by the Parties and shall be completed within [...***...] days after Alexza’s receipt of the Technology Transfer Payment. Subject to Alexza’s intellectual property rights in the Alexza Technology, Cypress shall own all materials transferred to Cypress under this Section 5.3, including those items specifically included as deliverables in the Alexza Development Plan.
     5.4 Funding Obligations. The funding of Product development expenses shall be as follows:
          (a) Funding of Alexza Development Expenses. On the Effective Date and on the first day of each of the 3 calendar quarters thereafter, Cypress shall make a payment to Alexza in the amount specified in the budget in the then-current Alexza Development Plan (the “Alexza Development Expenses”), which amount is intended to reimburse Alexza’s internal and external costs and expenses to conduct its activities under the Alexza Development Plan in such calendar

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quarter, including, as applicable, the costs of all clinical trial materials provided by Alexza to Cypress. Except for such payments, Alexza shall be solely responsible for all expenses it incurs to conduct its activities under the Alexza Development Plan, including any amounts Alexza incurs to conduct activities under the Alexza Development Plan in excess of the amount set forth in the budget in the then-current Alexza Development Plan for such activities, subject to adjustment as a result of any amendments to the Alexza Development Plan pursuant to Section 3.2.
          (b) Funding of Development Expenses. Cypress shall fund 100% of Aggregate Development Expenses, provided that in no event shall Cypress be obligated to fund more than a total of $22,000,000 in Aggregate Development Expenses, including all Alexza Development Expenses funded under Section 5.4(a). Cypress may, in its sole discretion, invest additional amounts to develop the Products, subject to Alexza’s funding option set forth in Section 5.4(c) and 5.4(d), which funding option shall terminate on the first Marketing Approval of a Product.
          (c) Reporting of Development Expenses. Within [...***...] days following the end of each Calendar Half prior to or containing the date of first Marketing Approval of a Product, Cypress shall deliver to Alexza a written summary (a “Development Expenses Summary”) that indicates (i) the Aggregate Development Expenses incurred during that Calendar Half (such amount, the “Calendar Half Development Expenses”) and (ii) the Aggregate Development Expenses incurred from the Effective Date to the end of that Calendar Half (such amount, the “Cumulative Aggregate Development Expenses”), and includes reasonable detail describing the related development efforts and related Aggregate Development Expenses incurred in the applicable Calendar Half to permit their identification as such. The Development Expenses Summary delivered by Cypress to Alexza for the Calendar Half in which the Cumulative Aggregate Development Expenses exceed a total of $22,000,000 shall also indicate the amount that is 10% of such excess, and all subsequent Development Expenses Summaries delivered by Cypress to Alexza pursuant to this Section 5.4(c) shall also indicate the amount that is 10% of the Calendar Half Development Expenses for such Calendar Half (in each case, the “Offered Incremental Development Expenses”).
          (d) Alexza Funding Option. Alexza may, at its option, within [...***...] days of receiving any Development Expenses Summary that includes any Offered Incremental Development Expenses, reimburse Cypress for all or any portion of any Offered Incremental Development Expenses indicated on such Development Expenses Summary by paying all or any portion of such amount by United States Federal Reserve electronic wire transfer in immediately available funds to the following bank account:
     [...***...]
To the extent Alexza reimburses Cypress for all or any portion of the Offered Incremental Development Expenses indicated on any Development Expenses Written Summary prior to the expiration of such [...***...]-day period, the amount reimbursed by Alexza shall be “Alexza Funded Incremental Development Expenses” for all purposes of this Agreement from and after

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the expiration of such [...***...]-day period. If Alexza fails to reimburse Cypress any Offered Incremental Development Expenses, the Carry Credit Applicable Percentage shall be reduced for any unfunded Offered Incremental Development Expenses as provided in the definition of Carry Credit Applicable Percentage. For clarity, this Section 5.4(d), Alexza’s option to fund any Offered Incremental Development Expenses, and the accrual of unfunded Offered Incremental Development Expenses shall apply only with respect to development expenses incurred prior to the first Marketing Approval of a Product.
     5.5 Reports. In connection with any payment made by Cypress to Alexza under Section 6.1 or 6.2, Cypress shall also deliver with payments to Alexza a written report (the “Asset Sale/License Payment Report”) containing reasonable detail so as to permit Alexza to confirm the amounts paid and the form of consideration received, as applicable.
     5.6 Alexza Account Information. All payments due from Cypress to Alexza under this Agreement shall be made by United States Federal Reserve electronic wire transfer in immediately available funds to the following bank account:
     [...***...]
     5.7 Withholding of Taxes. A Party receiving payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within 60 days following such payment.
     5.8 Audits. Cypress shall keep complete and accurate records of the Cypress Development Expenses, Asset Sale Consideration and Asset License Consideration data relating to the calculations of payments required by this Agreement in sufficient detail to permit Alexza to confirm the accuracy of the calculations with respect to payments by the respective Parties under this Agreement. Cypress shall retain and maintain such records for the minimum period required by applicable laws, rules and regulations but in any event at least 3 years from the end of the calendar year to which they pertain. Alexza shall have the right to have an independent, certified public accountant, selected by Alexza and reasonably acceptable to Cypress, review any such records of Cypress in the location(s) where such records are maintained by Cypress upon not less than 4 weeks prior notice and during regular business hours and under obligations of confidentiality hereunder, for the sole purpose of verifying the basis and accuracy of payments made or due under this Agreement. If the review of such records reveals that Cypress has failed to accurately calculate any payment to or from Alexza due under this Agreement, then Cypress shall promptly pay to Alexza any resulting amounts due hereunder, or Cypress or Alexza shall promptly refund overpayments made by the other Party, together with interest calculated in the manner provided in Section 5.9. If any such audit reveals an underpayment or error by Cypress in any calendar year in an amount greater than 5% of the amounts actually presented or due for a calendar year, then Cypress shall reimburse Alexza for the cost of the audit. Such audit shall be conducted no more than once per calendar year.

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     5.9 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate; provided further that no such interest shall accrue until the other Party has provided written notice of such late payment or during any period that any dispute with respect to a payment is being diligently pursued in good faith by the Party from whom such payment is claimed. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.
ARTICLE 6
PAYMENT TO ALEXZA FOR ASSET LICENSE OR ASSET SALE; CYPRESS BUY-OUT
OPTION; ALEXZA PUT OPTION
     6.1 Payment to Alexza for Asset License or Asset Sale. If Cypress completes an Asset License or Asset Sale, then Cypress shall make payments to Alexza as provided in this Section 6.1. The amount of consideration payable to Alexza with respect to the Asset License or Asset Sale shall be calculated as follows:
          (a) Asset Sale. In the event that Cypress or any of its Affiliates completes an Asset Sale, Cypress shall pay to Alexza, within [...***...] days of Cypress or any of its Affiliates receiving any Asset Sale Consideration for such Asset Sale, an amount equal to the product of (i) the Asset Sale Consideration so received multiplied by (ii) the Carry Credit Applicable Percentage at such time. For purposes of clarity, the Parties acknowledge and agree that Cypress and its Affiliates may receive Asset Sale Consideration in the form of payments made at more than one time, and that Cypress’ obligation to pay Alexza any Asset Sale Consideration at each time Asset Sale Consideration is received, as determined by application of the formula set forth in this Section 6.1(a), shall only apply with respect to the Asset Sale Consideration amounts actually received by Cypress or any of its Affiliates at that time. For purposes of calculating any Asset Sale Consideration received by Cypress or any of its Affiliates, to the extent the consideration received consists of property other than cash, such non-cash consideration shall be valued at the fair value of that property, as determined in good faith by the Board of Directors of Cypress, as of the date on which Cypress or any of its Affiliates, as applicable, is obligated to value such non-cash consideration pursuant to the definitive agreements executed in connection with the applicable Asset Sale, or if no such date is stated therein, the date on which Cypress or any of its Affiliates receives such non-cash consideration.
          (b) Asset License. In the event that Cypress or any of its Affiliates, completes an Asset License, Cypress shall pay to Alexza, within [...***...]days of it or any of its Affiliates receiving any Asset License Consideration for such Asset License, an amount equal to the product of (i) the Asset License Consideration so received multiplied by (ii) the Carry Credit Applicable Percentage at such time. For purposes of clarity, the Parties acknowledge and agree that Cypress and its Affiliates may receive Asset License Consideration in the form of payments made at more than one time, and that Cypress’s obligation to pay Alexza any Asset License

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Consideration at each time Asset License Consideration is received, as determined by application of the formula in this Section 6.1(b), shall only apply with respect to the Asset License Consideration actually received by Cypress or any of its Affiliates at that time. For purposes of calculating any Asset License Consideration received by Cypress or any of its Affiliates, to the extent the consideration received consists of property other than cash, such non-cash consideration shall be valued at the fair value of that property, as determined in good faith by the Board of Directors of Cypress, as of the date on which Cypress or any of its Affiliates receives such non-cash consideration.
     6.2 Form of Consideration. All non-cash consideration payable by Cypress to Alexza pursuant to Section 6.1 shall be paid by Cypress to Alexza in the same form as the non-cash consideration received by Cypress or any of its Affiliates in connection with the applicable Asset Sale or Asset License in an amount that, on a proportional basis, equals the percentage of non-cash consideration received by Cypress or any of its Affiliates in connection with such applicable Asset Sale or Asset License. In the event that Cypress makes any payments to Alexza pursuant to Section 6.1 using non-cash consideration, Cypress shall use its good faith efforts to limit any restrictions applicable to Cypress or any of its Affiliates, as applicable, or Alexza on selling, assigning or otherwise transferring such non-cash consideration to commercially reasonable restrictions, appropriate to the circumstances of the applicable Asset Sale or Asset License. Notwithstanding anything to the contrary set forth in this paragraph, in the event that Cypress determines, following consultation with its outside legal counsel, that payment to Alexza of non-cash consideration would result in a violation of federal or state securities laws or a similar legal requirement, then Cypress shall be entitled to pay such amount to Alexza in cash.
     6.3 Cypress Buy-Out Option. Within [...***...] days after each Option Triggering Event (each, an “Option Triggering Event Window”), Cypress shall have the option, in its sole and absolute discretion and without obligation, to deliver written notice (the “Buy-Out Option Notice”) to Alexza of Cypress’ irrevocable election to buy out all of its obligations to Alexza under this Agreement pursuant to this Article 6 by paying to Alexza, in cash, an amount equal to the product of (a) the then-current fair market value of the future Asset License Consideration and/or Asset Sale Consideration and (b) the Carry Credit Applicable Percentage then in effect (the “Payment Rights”). In addition, Cypress shall have the option, in its sole and absolute discretion and without obligation, to deliver a Buy-Out Option Notice to Alexza of Cypress’ irrevocable election to buy out Alexza’s Payment Rights in cash at any time other than during an Option Triggering Event Window, provided that if Cypress delivers such Buy-Out Option Notice to Alexza other than during an Option Triggering Event Window then [...***...], solely for purposes of calculating the Payment Rights pursuant to this paragraph. If Cypress completes the Buy-Out as described in Section 6.5 below, this Agreement (together with all of Cypress’s obligations hereunder) shall expire under Section 11.1, subject to the terms of Section 11.4 hereof and provided that Article 7 would survive any expiration of this Agreement triggered by the completion of the Buy-Out.
     6.4 Alexza Put Option. Cypress shall notify Alexza in writing promptly upon [...***...] a Change of Control of Cypress (a “Change of Control Notice”). Provided that as of

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the date that such Change of Control Notice is delivered by Cypress both (a) Cypress has made the Technology Transfer Payment and (b) the Carry Credit Applicable Percentage has not been reduced pursuant to Section 5.4(c), then Alexza shall have the option, in its sole and absolute discretion but without obligation, to deliver, within [...***...] days following receipt of the Change of Control Notice, irrevocable written notice (the “Put Option Notice”) to Cypress requiring Cypress to buy out its Payment Rights in cash immediately prior to the closing of the Change of Control of Cypress. If Cypress completes the Buy-Out as described in Section 6.5 below, this Agreement (together with all of Cypress’s obligations hereunder) shall expire under Section 11.1, subject to the terms of Section 11.4 hereof and provided that Article 7 would survive any expiration of this Agreement triggered by the completion of the Buy-Out.
     6.5 Valuation. Following receipt of the Buy-Out Option Notice or Put Option Notice, authorized representatives of Cypress and Alexza shall promptly meet, at a time and place mutually agreeable to both Cypress and Alexza, for the purpose of negotiating in good faith to determine the fair market value of the Payment Rights. In the event that the authorized representatives of Cypress and Alexza are able to agree on a fair market value for the Payment Rights within [...***...] days following the date the Buy-Out Option Notice is delivered by Cypress to Alexza or the Put Option Notice is delivered by Alexza to Cypress, as the case may be, Cypress shall complete the Buy-Out by paying such agreed-upon fair market value in cash to Alexza within [...***...] days of the date on which the Cypress and Alexza authorized representatives are so able to reach agreement. In the event that the authorized representatives of Cypress and Alexza are unable to agree upon the fair market value of the Payment Rights within [...***...] days following the date the Buy-Out Option Notice is delivered by Cypress to Alexza or the Put Option Notice is delivered by Alexza to Cypress, as the case may be, the Parties shall engage a mutually agreeable independent third party valuation expert (a “Valuation Firm”). In the event that Cypress and Alexza are unable to select a mutually agreeable Valuation Firm within [...***...] days, then promptly following such date each Party shall select a Valuation Firm, and such Valuation Firms shall select a mutually agreeable Valuation Firm. The engagement of the Valuation Firm selected shall be limited to the determination of the fair market value of the Payment Rights. The Valuation Firm selected to conduct the valuation shall agree to complete the terms of its engagement within [...***...] days following its formal engagement as Valuation Firm, subject in all respects to the compliance by Cypress and Alexza of the terms of this paragraph. In determining such fair market value, the Valuation Firm selected shall be entitled to apply discounted cash flow models and such other valuation models as it determines are appropriate under the circumstances, together with any other valuation models as may be mutually agreed upon by both Cypress and Alexza. Each of Cypress and Alexza shall provide reasonable access to its information and personnel at reasonable times and on a reasonable number of occasions to the Valuation Firm as may be reasonably necessary for the Valuation Firm to determine such fair market value upon such Valuation Firm entering into a confidentiality agreement on terms satisfactory to the applicable Party. Following its determination, the Valuation Firm shall deliver to each of Cypress and Alexza a valuation notice (the “Valuation Notice”), setting forth the fair market value of the Payment Rights (the “Determined Fair Market Value”). Within [...***...] days following receipt by Cypress of the

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Valuation Notice, Cypress shall complete the Buy-Out by paying an amount in cash to Alexza equal to the Determined Fair Market Value.
ARTICLE 7
INTELLECTUAL PROPERTY
     7.1 Ownership of Intellectual Property.
          (a) Alexza Technology and Cypress Technology. Alexza has and shall retain all right, title and interest in and to the Alexza Technology and [...***...] Patents. Cypress has and shall retain all right, title and interest in and to the Cypress Technology and Cypress Product Invention Technology.
          (b) Inventions. Each Party shall have and retain all right, title and interest in and to all Inventions that are made solely by one or more employees or agents of such Party or its Affiliates. Inventorship shall be determined in accordance with U.S. patent law. The Parties shall jointly own all right, title and interest in and to all Joint Inventions, and Joint Patents resulting therefrom, in accordance with joint ownership interests of co-inventors under U.S. patent laws (that is, each Party shall have full rights to license, assign and exploit such Joint Inventions and Joint Patents anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party), subject to the licenses granted herein and subject to any other intellectual property held by the other Party.
          (c) Disclosure. Each Party shall promptly disclose to the other all Inventions, including any invention disclosures or other similar documents, submitted to it by its or its Affiliates’ employees, agents or independent contractors describing such Inventions, and all information relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent with respect to such Invention.
     7.2 Patent Prosecution and Maintenance.
          (a) Alexza Patents.
               (i) Alexza Background Patents. Except as otherwise provided in this Section 7.2(a)(i), Alexza shall have the first right to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the Alexza Background Patents in any jurisdiction in the world, at its sole expense. Alexza shall keep Cypress reasonably informed of its prosecution activities with respect to the Alexza Background Patents. If, in accordance with Section 7.8, the Parties agree that a particular Alexza Background Patent will be listed or would reasonably be expected to be listed in the Orange Book (an “Orange Book Alexza Background Patent”), then Alexza shall provide Cypress with a copy of material communications from any patent authority regarding such Orange Book Alexza Background Patent, and shall provide drafts of any material filings or responses to be made to such patent authorities regarding the Orange Book Alexza Background Patent a reasonable amount of time in

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advance of submitting such filings or responses so that Cypress may have an opportunity to review and comment thereon. Alexza shall discuss and reasonably consider any comments received from Cypress. If Alexza abandons, ceases prosecution or does not maintain any Orange Book Alexza Background Patent anywhere in the world, then Alexza shall provide Cypress written notice thereof at least [...***...] days before any deadline for taking action to avoid abandonment (or other loss of rights) and, subject to any rights granted by Alexza to a Third Party as of the Effective Date, Cypress (or its Sublicensee) shall have the right, in its sole discretion, to file for or continue prosecution and/or maintenance of such Orange Book Alexza Background Patent at Cypress’ own expense.
               (ii) Alexza Product Patents other than Alexza Nicotine Product Patents. Except as otherwise provided in this Section 7.2(a)(ii), Alexza shall have the first right to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the Alexza Product Patents, excluding the Alexza Nicotine Product Patents which are addressed in Section 7.2(a)(iii), in any jurisdiction in the world, at its sole expense. Alexza shall keep Cypress reasonably informed of its prosecution activities with respect to such Alexza Product Patents. Alexza shall provide Cypress with a copy of material communications from any patent authority regarding such Alexza Product Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities regarding such Alexza Product Patent a reasonable amount of time in advance of submitting such filings or responses so that Cypress may have an opportunity to review and comment thereon. Alexza shall use commercially reasonable efforts to separate any Alexza Patent claims directed primarily toward a Product into distinct divisional (or equivalent) patent applications, to the extent feasible and permitted under Applicable Laws, and to the extent Alexza does not reasonably believe that such separation would materially adversely affect the claim scope or likelihood or timing of patent issuance of any Alexza Patent, and such distinct divisional (or equivalent) patent applications shall be Alexza Nicotine Product Patents. If Alexza abandons, ceases prosecution or does not maintain any Alexza Product Patent (other than any Alexza Nicotine Product Patent) anywhere in the world, then Alexza shall provide Cypress written notice thereof at least [...***...]days before any deadline for taking action to avoid abandonment (or other loss of rights) and Cypress (or its Sublicensee) shall have the right, in its sole discretion, to file for or continue prosecution and/or maintenance of such Alexza Product Patent at Cypress’ own expense, in which event Alexza shall assign all of its right, title and interest in and to such Alexza Product Patent to Cypress and such Alexza Product Patent shall thereafter be a Cypress Patent.
               (iii) Alexza Nicotine Product Patents. Except as otherwise provided in this Section 7.2(a)(iii), Cypress shall have the first right to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the Alexza Nicotine Product Patents in any jurisdiction in the world, at its sole expense. Cypress shall keep Alexza reasonably informed of its prosecution activities with respect to the Alexza Nicotine Product Patents. Cypress shall provide Alexza with a copy of material communications from any patent authority regarding the Alexza Nicotine Product Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities regarding the Alexza Nicotine Product Patents a reasonable amount of time in advance of submitting such filings or responses so that

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Alexza may have an opportunity to review and comment thereon; provided that with respect to the patent application entitled [...***...]. If Cypress abandons, ceases prosecution or does not maintain any Alexza Nicotine Product Patent anywhere in the world, then Cypress shall provide Alexza written notice thereof at least [...***...] days before any deadline for taking action to avoid abandonment (or other loss of rights) and Alexza (or its Affiliates or Third Party licensees) shall have the right, in Alexza’s sole discretion, to file for or continue prosecution and/or maintenance of such Alexza Nicotine Product Patent at Alexza’s own expense.
          (b) Cypress Patents. Except as otherwise provided in this Section 7.2(b), Cypress shall have the first right (but not the obligation) and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the Cypress Patents in any jurisdiction in the world, at its sole expense. Cypress shall keep Alexza reasonably informed of its prosecution activities with respect to the Cypress Patents. Cypress shall provide Alexza with a copy of material communications from any patent authority regarding the Cypress Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities regarding the Cypress Patents a reasonable amount of time in advance of submitting such filings or responses so that Alexza may have an opportunity to review and comment thereon. If Cypress abandons, ceases prosecution or does not maintain any Cypress Patent anywhere in the world, then Cypress shall provide Alexza written notice thereof at least [...***...] days before any deadline for taking action to avoid abandonment (or other loss of rights) and Alexza (or its Affiliates or their respective Third Party licensees) shall have the right, in Alexza’s sole discretion, to file for or continue prosecution and/or maintenance of such Cypress Patent at Alexza’s own expense.
          (c) Joint Patents.
               (i) Except as otherwise provided in this Section 7.2(c), as between the Parties, Cypress shall have the first right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the Joint Patents in any jurisdiction in the world, and the Parties shall share equally all reasonable Third Party expenses incurred in connection with the preparation, prosecution and maintenance of the Joint Patents. Cypress shall provide Alexza reasonable opportunity to review and comment on its filing and prosecution efforts regarding the Joint Patents reasonably prior to any submissions with applicable patent authorities. Cypress shall provide Alexza with a copy of material communications from any patent authority regarding the Joint Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities regarding the Joint Patents a reasonable amount of time in advance of submitting such filings or responses so that Cypress may have an opportunity to review and comment thereon. If Cypress abandons, ceases prosecution or does not maintain any Joint Patent anywhere in the world, then Cypress shall provide Alexza written notice thereof at least [...***...]days before any deadline for taking action to avoid abandonment (or other loss of rights) and Alexza (or its Affiliates or their respective Third Party licensees) shall have the right, in Alexza’s sole discretion, to file for or continue prosecution and/or maintenance of such Joint Patent on behalf of the Parties.

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               (ii) Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case: (A) the disclaiming Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration; (B) if such assignment is effected, the other Party shall be solely responsible for the prosecution and maintenance of such Joint Patent, at its sole expense; (C) such Joint Patent shall thereafter no longer be deemed a Joint Patent; and (D) such Joint Patent shall not be included in the licenses granted under this Agreement in the applicable jurisdiction.
     7.3 Infringement by Third Parties.
          (a) Notice. If either Party becomes aware of any infringement or threatened infringement of any Alexza Patent, Cypress Patent or Joint Patent, such Party shall promptly notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of such infringement by such Third Party.
          (b) Alexza Patents.
               (i) Alexza Background Patents. Subject to this Section 7.3(b)(i), Alexza shall have the first right, as between the Parties, to bring and control any action or proceeding with respect to infringement by a Third Party of any Alexza Background Patent worldwide as a result of the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of any Products, at its own expense and by counsel of its own choice. Cypress shall have the right, at its own expense, to be represented in any such action with respect to the Orange Book Alexza Background Patents by counsel of its own choice, and Alexza and its counsel shall reasonably cooperate with, and take into account the view of, Cypress and its counsel in strategizing, preparing and presenting any such action or proceeding. If Alexza fails to bring an action or proceeding with respect to such infringement of any such Orange Book Alexza Background Patent within (i) [...***...] days following notice of alleged infringement under Section 7.3(a) or (ii) [...***...] days before the time limit, if any, under Applicable Laws for the filing of such action, whichever comes first, and Cypress believes that the failure to bring such an action or proceeding may result in a material diminution in value of any Product, then subject to any rights granted by Alexza to a Third Party as of the Effective Date, Cypress shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. If required under Applicable Laws, Alexza shall timely join as party plaintiff in any such litigation and shall cooperate with Cypress in connection with such infringement action, at Cypress’ expense. Except as otherwise agreed by the Parties, any recovery or damages realized as a result of any action or proceeding under this Section 7.3(b)(i) [...***...].
               (ii) Alexza Product Patents other than Alexza Nicotine Product Patents. Subject to this Section 7.3(b)(ii), Alexza shall have the first right, as between the Parties, to bring and control any action or proceeding with respect to infringement by a Third

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Party of any Alexza Product Patent excluding an Alexza Nicotine Product Patent, which is handled in Section 7.3(b)(iii), worldwide as a result of the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of any Products, at its own expense and by counsel of its own choice. Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Alexza and its counsel shall reasonably cooperate with, and take into account the reasonable view of, Cypress and its counsel in strategizing, preparing and presenting any such action or proceeding. If Alexza fails to bring an action or proceeding with respect to such infringement of any such Alexza Product Patent within (i) [...***...] days following notice of alleged infringement under Section 7.3(a) or (ii) [...***...] days before the time limit, if any, under Applicable Laws for the filing of such action, whichever comes first, Cypress shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. If required under Applicable Laws, Alexza shall timely join as party plaintiff in any such litigation and shall cooperate with Cypress in connection with such infringement action, at Cypress’ expense. Except as otherwise agreed by the Parties, any recovery or damages realized as a result of any action or proceeding under this Section 7.3(b)(ii) [...***...].
               (iii) Alexza Nicotine Product Patents. Subject to this Section 7.3(b)(iii), Cypress shall have the first right, as between the Parties, to bring and control any action or proceeding with respect to infringement by a Third Party of any Alexza Nicotine Product Patent worldwide as a result of the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of any Products, at its own expense and by counsel of its own choice. Alexza shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Cypress and its counsel shall reasonably cooperate with, and take into account the reasonable view of, Alexza and its counsel in strategizing, preparing and presenting any such action or proceeding. If Cypress fails to bring an action or proceeding with respect to such infringement of any such Alexza Nicotine Product Patent within (i) [...***...] days following notice of alleged infringement under Section 7.3(a) or (ii) [...***...] days before the time limit, if any, under Applicable Laws for the filing of such action, whichever comes first, Alexza shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. If required under Applicable Laws, Cypress shall timely join as party plaintiff in any such litigation and shall cooperate with Alexza in connection with such infringement action, at Alexza’s expense. Except as otherwise agreed by the Parties, any recovery or damages realized as a result of any action or proceeding under this Section 7.3(b)(iii) [...***...].
          (c) Cypress Patents.
               (i) Cypress shall have the sole right, as between the Parties, to bring and control any action or proceeding with respect to infringement by a Third Party of any Cypress Patent worldwide as a result of the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of any Product, at its own expense and by counsel of its own choice, and any recovery or damages realized as a result of any action or proceeding shall be retained by Cypress.

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               (ii) Subject to this Section 7.3(c)(ii), Cypress shall have the first right, as between the Parties, to bring and control any action or proceeding with respect to infringement by a Third Party of any Cypress Patent worldwide as a result of the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of any product that delivers or administers any API using the Staccato Technology, other than the Product, at its own expense and by counsel of its own choice. Alexza shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Cypress and its counsel shall reasonably cooperate with, and take into account the reasonable view of, Alexza and its counsel in strategizing, preparing and presenting any such action or proceeding. If Cypress fails to bring an action or proceeding with respect to such infringement of any such Cypress Patent within (A) [...***...] days following notice of alleged infringement under Section 7.3(a) or (B) [...***...] days before the time limit, if any, under Applicable Laws for the filing of such action, whichever comes first, Alexza shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. If required under Applicable Laws, Cypress shall timely join as party plaintiff in any such litigation and shall cooperate with Alexza in connection with such infringement action, at Alexza’s expense. Except as otherwise agreed by the Parties, any recovery or damages realized as a result of any action or proceeding under this Section 7.3(c)(ii) [...***...].
          (d) Joint Patents.
               (i) Subject to this Section 7.3(d)(i), Cypress shall have the first right, as between the Parties, to bring and control any action or proceeding with respect to infringement by a Third Party of any Alexza Nicotine Product Patent worldwide as a result of the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of any Products, at its own expense and by counsel of its own choice. Alexza shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Cypress and its counsel shall reasonably cooperate with, and take into account the reasonable view of, Alexza and its counsel in strategizing, preparing and presenting any such action or proceeding. If required under Applicable Laws, Alexza shall timely join as party plaintiff in any such litigation and shall cooperate with Cypress in connection with such infringement action, at Cypress’ expense. If Cypress fails to bring an action or proceeding with respect to such infringement of any such Joint Patent within (i) [...***...] days following notice of alleged infringement under Section 7.3(a) or (ii) [...***...] days before the time limit, if any, under Applicable Laws for the filing of such action, whichever comes first, Alexza shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. If required under Applicable Laws, Cypress shall timely join as party plaintiff in any such litigation and shall cooperate with Alexza in connection with such infringement action, at Alexza’s expense. Except as otherwise agreed by the Parties, any recovery or damages realized as a result of any action or proceeding under this Section 7.3(d)(i) [...***...].
               (ii) Subject to this Section 7.3(d)(ii), Alexza shall have the first right, as between the Parties, to bring and control any action or proceeding with respect to infringement by a Third Party of any Joint Patent worldwide as a result of the research, development,

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manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of any product that delivers or administers any API using the Device, other than the Product, at its own expense and by counsel of its own choice. Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Alexza and its counsel shall reasonably cooperate with, and take into account the reasonable view of, Cypress and its counsel in strategizing, preparing and presenting any such action or proceeding. If required under Applicable Laws, Cypress shall timely join as party plaintiff in any such litigation and shall cooperate with Alexza in connection with such infringement action, at Alexza’s expense. If Alexza fails to bring an action or proceeding with respect to such infringement of any such Joint Patent within (A) [...***...] days following notice of alleged infringement under Section 7.3(a) or (B) [...***...] days before the time limit, if any, under Applicable Laws for the filing of such action, whichever comes first, Cypress shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. If required under Applicable Laws, Alexza shall timely join as party plaintiff in any such litigation and shall cooperate with Cypress in connection with such infringement action, at Cypress’ expense. Except as otherwise agreed by the Parties, any recovery or damages realized as a result of any action or proceeding under this Section 7.3(d)(ii) [...***...].
          (e) Cooperation. In the event a Party brings an infringement action in accordance with this Section 7.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a Party to such action.
     7.4 Patent Oppositions and Other Proceedings. If an Alexza Patent other than an Alexza Nicotine Product Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then as between the Parties, Alexza shall have the first right, but not the obligation, to control such defense at its own expense using counsel of its own choice. If Alexza decides that it does not wish to defend against such action with respect to such Alexza Patent, it shall notify Cypress reasonably in advance of all applicable deadlines, and Cypress (or its Sublicensee) shall thereafter have the right, but not the obligation, to assume defense of such action at its own expense. If an Alexza Nicotine Product Patent or Joint Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then as between the Parties, Cypress shall have the first right, but not the obligation, to control such defense at its own expense using counsel of its own choice. If Cypress decides that it does not wish to defend against such action with respect to an Alexza Nicotine Product Patent or Joint Patent, it shall notify Alexza reasonably in advance of all applicable deadlines, and Alexza shall thereafter have the right, but not the obligation, to assume defense of such action at its own expense. The Party controlling any defense under this Section 7.4 shall permit the non-controlling Party to participate in the proceedings to the extent permissible under Applicable Laws and to be represented by its own counsel at the non-controlling Party’s expense. Notwithstanding any of the foregoing, the Party controlling any infringement action with respect to any Alexza Patent or Joint Patent pursuant to Section 7.3 shall also have the sole right to control the response to any

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attack on the validity, title, or enforceability of such Patent that is asserted by the alleged infringer(s) as a counterclaim or affirmative defense in such action.
     7.5 Infringement of Third Party Rights. If any product that delivers or administers API using the Staccato Technology is manufactured, used or sold by either Party or its Affiliates or their respective Third Party licensees (in the case of Alexza) or its Sublicensees (in the case of Cypress) becomes the subject of a Third Party’s claim or assertion of infringement of a Patent owned by such Third Party, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Unless they otherwise mutually agree in writing, the Party against which such claim or assertion is made shall have the sole right to defend itself in such action.
     7.6 Consent for Settlement. Neither Party shall enter into any settlement or compromise of any action or proceeding under this Article 6 that would impose any material non-monetary obligations or any restrictions on the substantive rights of other Party without the prior written consent of such other Party, which consent shall not be unreasonably withheld.
     7.7 Patent Term Extensions. The Parties shall discuss which, if any, of the Patents within the Alexza Patents and Joint Patents the Parties should seek Patent Term Extensions with respect to any Product. Alexza, in the case of the Alexza Patents other than the Alexza Nicotine Product Patents, and Cypress, in the case of the Alexza Nicotine Product Patents and Joint Patents, shall have the final decision-making authority with respect to applying for any such Patent Term Extensions, and shall act with reasonable promptness in light of the development stage of the Product to apply for any such Patent Term Extensions, where it so elects; provided, however, that if in a particular country or jurisdiction only one such Patent can obtain a Patent Term Extension, then the Parties shall consult in good faith to determine which such Patent should be the subject of efforts to obtain a Patent Term Extension. The Party that does not apply for an extension hereunder shall cooperate fully with the other Party in making such filings or actions. All expenses incurred in connection with activities of a Party with respect to the Patent(s) for which such Party seeks Patent Term Extensions pursuant to this Section 7.7 shall be borne solely by such Party.
     7.8 Orange Book Listing. Alexza and Cypress shall use good faith efforts to agree as to which of the Alexza Patents and Joint Patents shall be listed in the Orange Book for a Product. Alexza shall notify Cypress of the issuance of any Alexza Patent within 10 days after issuance. Cypress shall be responsible for any listings of Alexza Patents, Cypress Patents and Joint Patents in the Orange Book for a Product; provided, that Cypress shall provide Alexza with written notice of its intent to list appropriate Alexza Patents in the Orange Book, and shall provide Alexza with a copy of all draft submissions 5 days before the deadline for such listing and, with respect to Alexza Background Patents only, obtain Alexza’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) of such listing. Cypress shall be responsible for all such listings of any Alexza Patents or other Patents for Products in the Orange Book, and shall comply with all Applicable Laws with respect to such listings.

     7.9 Paragraph IV Notices. Each Party shall inform the other of any certification regarding any Alexza Patent it receives pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country other than the United States, and shall provide the other Party with a copy of such certification within five days after receipt. The Parties’ rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as provided in Section 7.3.
     7.10 Personnel Obligations. Prior to beginning work under this Agreement relating to any research, development or commercialization of a Product, each employee, agent or independent contractor of each Party or its respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of the Parties under this Agreement, including without limitation: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to the applicable Party all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use at least as stringent as those set forth in Article 8.
     7.11 Trademarks.
          (a) Quality Control. Cypress shall use the Alexza Trademarks in connection with the marketing and sale of the Product and in compliance with all Applicable Laws and market practices in the applicable country. Cypress shall provide Alexza with samples of any materials that incorporate the Alexza Trademarks prior to distributing such materials for use. Cypress shall comply with reasonable policies provided by Alexza from time to time to maintain the goodwill and value of the Alexza Trademarks. Cypress agrees that it will not at any time during or after the Term assert or claim any interest in or do anything to adversely affect the validity or enforceability of any Alexza Trademark.
          (b) Ownership. Cypress acknowledges Alexza’s exclusive ownership of the Alexza Trademarks and agrees not to take any action inconsistent with such ownership and that any goodwill arising through use of the Alexza Trademarks by Cypress shall inure to the benefit of Alexza.
          (c) Confusing or Similar Marks. Cypress covenants that it shall not use any trademark confusingly similar to any Alexza Trademark in connection with any products (including the Product), provided that, however, Cypress may use the Alexza Trademarks with other marks or names if such other marks or names are sufficiently separated from the Alexza Trademarks and sufficiently distinctive to avoid the consumer impression that such other marks or their owners are associated with Alexza.

ARTICLE 8
CONFIDENTIALITY
     8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise), that is disclosed to it by the other Party (the “Disclosing Party”), including all information concerning the Device and/or Product and any other technical or business information of whatever nature (collectively, “Confidential Information”).
     8.2 Exceptions. Notwithstanding Section 8.1, the obligations of confidentiality and non-use shall not apply to any specific portion of Confidential Information that, in each case as demonstrated by competent evidence:
          (a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
          (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;
          (d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Third Party who, to the best knowledge of the Receiving Party, did not directly or indirectly receive such information from the Disclosing Party under an obligation of confidence; or
          (e) was developed by the Receiving Party or its Affiliate without use of or reference to any Confidential Information of the Disclosing Party.
     8.3 Permitted Disclosures. Notwithstanding Section 8.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
          (a) filing or prosecuting Patents as permitted by this Agreement;
          (b) prosecuting or defending litigation as permitted by this Agreement;
          (c) complying with applicable court orders or governmental regulations; and
          (d) disclosure to its Affiliates and sublicensees and its and their respective employees, agents, and independent contractors only on a need-to-know basis and solely in connection with the exercise of its rights or performance of its obligations under this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Article 7 prior to any such disclosure;
          (e) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license to or collaboration with such Third Party (including entry into any such agreement), or a potential merger or acquisition by such Third Party, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this Article 7.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3(b) or 8.3(c), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 7. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
     8.4 Terms of this Agreement. Except as otherwise provided in this Article 7, each Party agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, except that each Party may disclose the terms of this Agreement as contemplated by Section 8.5 and as permitted under Section 8.3.
     8.5 Public Announcements.
          (a) Except as required by Applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
          (b) The Parties acknowledge that each Party may be obligated to file a copy of this Agreement with the SEC or other government authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party shall provide the other Party with a copy of the Agreement marked to show provisions for which it intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
     9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:
          (a) it is duly organized and validly existing under the laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
          (b) it is has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement;
          (c) this Agreement is legally binding upon it and enforceable in accordance with its terms;
          (d) its execution, delivery and performance of this Agreement does not conflict with, constitute a breach of, or in any material way violate any arrangement, understanding or agreement to which it is a party or by which it is bound; and
          (e) it is not debarred under the United States Federal Food, Drug and Cosmetic Act and does not employ or use the services of any person who is debarred.
     9.2 By Alexza. Alexza hereby represents and warrants that, as of the Effective Date:
          (a) it has the full right to grant to Cypress the licenses it purports to grant as provided in this Agreement;
          (b) Exhibit A lists all Patents Controlled by Alexza or its Affiliates that are necessary or reasonably useful for the research, development, importation, use, manufacture, sale and offer for sale of Products;
          (c) except as expressly set forth in Section 9.2(d), it is the exclusive owner of the Alexza Technology, including the Staccato Technology, and Alexza Trademarks;
          (d) it is co-owner with [...***...] of U.S. Patent No. [...***...];
          (e) there exist no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied, with respect to the Alexza Technology that are inconsistent with any provision of this Agreement, and Alexza covenants

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that it will not grant (or purport to grant) during the Term any right to any Affiliate or Third Party that conflicts with the rights granted to Cypress hereunder;
          (f) to Alexza’s knowledge, there are no activities by Third Parties that would constitute infringement of the Alexza Patents or Alexza Trademarks or misappropriation of the Alexza Know-How;
          (g) to Alexza’s knowledge, the research, development, importation, use, manufacture, sale and offer for sale of the Device or Products as contemplated by the Parties as of the Effective Date will not infringe or misappropriate any Patent or other intellectual property rights of a Third Party;
          (h) neither Alexza nor any of its Affiliates has received any written notice from any entity, or has knowledge, of any actual or threatened claim or assertion that the use or practice of the Alexza Patents, Alexza Trademarks or Alexza Know-How infringes or misappropriates the intellectual property rights of a Third Party; and
          (i) there are no actual, pending, or to Alexza’s knowledge, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations (i) involving any Alexza Technology (to the extent related to any Product), the Device or any Product, including in connection with the conduct of any clinical trials or manufacturing activities, or (ii) questioning the validity of this Agreement or any action taken by Alexza in connection with the execution of this Agreement, in each case, by or against Alexza or any of its Affiliates in or before any court, Regulatory Authority or other governmental authority, and there are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or an arbitrator) against Alexza with respect to any Alexza Technology, the Device or any Product.
     9.3 Covenants.
          (a) Each Party covenants that (i) it will not grant (or purport to grant) during the Term any right to any Affiliate or Third Party that conflicts with the rights granted to the other Party hereunder, (ii) to the extent it subcontracts to any Third Party to perform its development activities under this Agreement, such Party will use Commercially Reasonable Efforts to cause such Third Party subcontractor to assign to such Party all Inventions made, created, discovered, conceived or reduced to practice by such subcontractor that are subject to licenses granted by such Party under this Agreement, and (iii) it will not, during the Term, employ or use the services of any person who is debarred in connection with the activities for which it is responsible under this Agreement. In the event that a Party becomes aware of the debarment or threatened debarment of any person providing services to such Party that directly or indirectly relate to activities for which it is responsible under Agreement, such Party shall immediately notify the other Party in writing.
          (b) Cypress covenants that during the Term it will not take any action to materially adversely affect the scope of rights licensed to Alexza under this Agreement.

          (c) Alexza covenants that during the Term (i) all Products and other clinical trial and test materials supplied by Alexza pursuant to this Agreement will be manufactured in accordance with specifications therefor, as agreed upon by the Parties, and the applicable Regulatory Requirements, and will not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, as amended from time to time, (ii) it will not take any action to materially adversely affect the scope of rights licensed to Cypress under this Agreement, and (iii) it will not assign any of its right, title and interest in and to any Alexza Patents encumbered by a terminal disclaimer or any Patents over which a terminal disclaimer has been or will be filed in connection with an Alexza Patent, except in accordance with Section 13.7.
     9.4 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 10
INDEMNIFICATION
     10.1 Indemnification of Alexza. Cypress shall indemnify and hold harmless each of Alexza and its Affiliates and their respective directors, officers, employees and agents, and the successors and assigns of any of the foregoing, (the “Alexza Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Alexza Indemnitee, arising from or occurring as a result of (a) the gross negligence or willful misconduct of Cypress or its Affiliates or Sublicensees, (b) any material breach of any representations, warranties or covenants by Cypress under this Agreement, or (c) the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of a Product by Cypress or its Sublicensees, except in each case (a)-(c) to the extent any such Third Party Claim falls within the scope of the indemnification obligations of Alexza set forth in Section 10.2(a), (b) or (c).
     10.2 Indemnification of Cypress. Alexza shall indemnify and hold harmless each of Cypress and its Affiliates and their respective directors, officers, employees and agents, and the successors and assigns of any of the foregoing, (the “Cypress Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any Cypress Indemnitee, arising from or occurring as a result of (a) the gross negligence or willful misconduct of Alexza or its Affiliates, (b) any material breach of any representations, warranties or covenants by Alexza under this Agreement, or (c) the research, development, manufacture, use, distribution, handling, storage, offer for sale, sale, import or any other disposition of products that deliver or administer

API using the Staccato Technology by Alexza or its Affiliates or Sublicensees, except in each case (a)-(c) to the extent any such Third Party Claim falls within the scope of the indemnification obligations of Cypress set forth in Section 10.1(a), (b) or (c).
     10.3 Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this Article 10 shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to claim such indemnification. The Indemnitee shall provide the Indemnitor with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnitor is actively defending the Third Party Claim in good faith, the Indemnitee shall not settle any such Third Party Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), and (b) the Indemnitor will remain responsible to indemnify the Indemnitee as provided in this Article 10. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 9 if and to the extent the Indemnitor is actually prejudiced thereby.
     10.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8 AND INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.
ARTICLE 11
TERM; REMEDIES
     11.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 11, shall continue in full force and effect until the expiration of all of Cypress’ payment obligations to Alexza under this Agreement (the “Term”). Upon the expiration of this Agreement, the licenses granted under Section 2.1 and Section 2.2 and rights granted under Sections 2.7 and 2.8 shall become perpetual and irrevocable.
     11.2 Termination.
          (a) Upon the occurrence of any event set forth below in this Section 11.2(a), Cypress shall use Commercially Reasonable Efforts to complete an Asset Sale or Asset License

[...***...]. This Agreement shall terminate automatically if Cypress does not complete an Asset Sale or Asset License [...***...] after the occurrence of any such event. If Cypress completes an Asset Sale or Asset License [...***...] after the occurrence of any such event, Alexza shall no longer have any right to terminate this Agreement under this Section 11.2(a).
               (i) Cypress’ failure to pay the Technology Transfer Payment within the applicable [...***...] time period;
               (ii) the discontinuation by Cypress of development of the Products for any reason other than the material breach by Alexza of any of its obligations under Section 3.4, 3.5 or 5.3 of this Agreement (which breach is not cured within [...***...] days after notice from Cypress requesting cure of the breach), including pursuant to notice under Section 5.2(b); provided that this subsection (ii) will no longer be applicable upon first Marketing Approval in the United States; or
               (iii) the material breach by Cypress of this Agreement (other than a failure to pay the Technology Transfer Payment), which breach is not cured within [...***...]days after notice from Alexza requesting cure of the breach; provided, that such material breach was not caused by the material breach by Alexza of any of its obligations under Section 3.4, 3.5 or 5.3 of this Agreement (which breach is not cured within [...***...] days after notice from Cypress requesting cure of the breach); provided further, that if Cypress in good faith disputes such material breach on or before the end of the cure period therefor and either Party requests resolution of such matter pursuant to Article 12, then the [...***...] period described above in this Section 11.2(a) shall not commence unless and until such matter is resolved pursuant to Section 12.1 or, if applicable, Section 12.2.
          (b) Cypress shall have the right to terminate this Agreement upon the material breach by Alexza of any of its obligations under Section 3.4, 3.5 or 5.3 of this Agreement, which breach is not cured within [...***...] days after notice from Cypress requesting cure of the breach.
     11.3 Effects of Termination.
          (a) Upon any termination of this Agreement under Section 11.2(a) or 11.2(b), the following shall apply:
               (i) Licenses; Technology. All licenses from Alexza to Cypress shall immediately terminate, provided that each Cypress Sublicense Agreement shall remain in full force and effect as a direct agreement between Alexza and the applicable Sublicensee, provided that the applicable Sublicensee is not in breach of its Cypress Sublicense Agreement. All licenses from Cypress to Alexza shall immediately terminate [...***...].
               (ii) Return of Confidential Information. Except to the extent necessary or reasonably useful for a Party to exercise its rights under any license surviving such termination or expiration, each Party shall promptly return to the other Party, or delete or

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destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party [...***...].
               (iii) Marks. Cypress shall assign to Alexza all right, title and interest in and to all trademarks used by Cypress in connection with the Products (excluding any such trademarks that include, in whole or part, any corporate name or logo of Cypress or its Affiliate or Sublicensee).
               (iv) Transition Assistance. Cypress shall [...***...] provide reasonable consultation and assistance for a period of no more than [...***...] days for the purpose of transferring or transitioning to Alexza, [...***...] relating specifically to Products hereunder that Cypress is able, using reasonable commercial efforts to, transfer or transition to Alexza. [...***...]
          (b) In addition to the effects set forth in Section 11.3(a), upon any termination of this Agreement under Section 11.2(a), the following shall apply:
               (i) Regulatory Filings. Cypress shall transfer and assign to Alexza all Regulatory Filings and Regulatory Approvals for Products that are owned by Cypress or its Affiliates.
               (ii) Remaining Inventories. Cypress shall have the right to sell, for a period not to exceed [...***...] after the effective date of termination, all inventory of Products in Cypress’ or its Affiliates’ possession as of the effective date of termination.
               (iii) Payment Obligations.
                    (1) If the applicable event under Section 11.2(a) occurs on or after the 1st anniversary of the Effective Date, and if Alexza subsequently completes any transaction pursuant to which (A) rights under Alexza Technology to commercialize any Product [...***...] are licensed or sublicensed or otherwise granted to any Third Party (including licensing and collaboration transaction and joint ventures involving a license, but excluding a Change of Control of Alexza) (an “Alexza Product License”) or (B) Alexza or any of its Affiliates sells, transfers or disposes of all or a substantial portion of the [...***...] Alexza Technology related to Products to a Person other than Alexza or an Affiliate of Alexza (including a sale of assets, merger, sale of stock or other equity interests, including a Change of Control of Alexza) (an “Alexza Product Sale”), then Alexza shall pay to Cypress, out of the License Consideration or Sale Consideration, as applicable, an amount not to exceed [...***...]% of the following total: [...***...]. Such amount shall be paid within [...***...] days after Alexza’s receipt of the applicable License Consideration or Sale Consideration, as applicable, and shall be accompanied by a reasonably detailed statement summarizing the calculation of the amount paid. For purposes of clarification, (y) the payment obligations of Alexza to Cypress set forth in this Section 11.3(b)(iii) shall apply to each Alexza Product License or Alexza Product Sale completed by Alexza on a cumulative basis, subject to the

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maximum total payment obligations of Alexza to Cypress set forth in this paragraph, and (z) a license or sublicense solely to manufacture or develop any Product for Alexza or its Affiliate where Alexza or its Affiliate retains rights to commercialize such Product shall not be an Alexza Product License or Alexza Product Sale.
                    (2) As used herein, “License Consideration” means the net monetary and non-monetary consideration actually received by Alexza or any of its Affiliates in connection with any Alexza Product License, after deducting any investment banking, broker, accounting, tax and legal fees paid by Alexza or any of its Affiliates in connection with an Alexza Product License, including net licensing fees, royalties, milestones or similar amounts to the extent actually paid to Alexza or any of its Affiliates. “Sale Consideration” means the net monetary and non-monetary consideration actually received by Alexza or any of its Affiliates in connection with an Alexza Product Sale, after deduction of any investment banking, broker, accounting, tax and legal fees and expenses paid by Alexza or any of its Affiliates in connection with such Alexza Product Sale, including milestone, escrow, holdback and other contingent payments payable in connection with such Alexza Asset Sale to the extent actually paid to Alexza or any of its Affiliates. In each case, non-monetary consideration received by Alexza or any of its Affiliates shall be valued by Alexza in the same manner as non-cash consideration is valued by Cypress pursuant to Section 6.2.
          (c) In addition to the effects set forth in Section 11.3(a), immediately upon any termination of this Agreement under Section 11.2(b), Alexza shall pay to Cypress an amount equal to the Alexza Development Expenses previously paid by Cypress to Alexza under Section 5.4(a).
     11.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, upon expiration or termination of this Agreement, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 2.6, 7.1, 9.4, 11.1 (including the provisions referenced therein only after expiration of this Agreement), 11.3 (only after a termination of this Agreement), 11.4 and 11.5 and Articles 8, 10, 12 and 13.
     11.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Alexza and Cypress are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.
ARTICLE 12
DISPUTE RESOLUTION AND GOVERNING LAW
     12.1 Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within [...***...] days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the Senior Executives. The Senior Executives shall negotiate in good faith to resolve the dispute within [...***...] days. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Senior Executives are unable to resolve the dispute within such time period, either Party may then invoke the provisions of Section 12.2. For clarification, any disputes of the Development Committee shall not be subject to the provisions of this Article 12, and may only be resolved in accordance with Section 3.3(d).
     12.2 Arbitration.
          (a) General. Any dispute, controversy, difference or claim that may arise between the Parties out of or in relation to or in connection with this Agreement (including arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement), excluding any disputes of the Development Committee, which may only be resolved in accordance with Section 3.3(d), that is not resolved pursuant to Section 12.1, except for a dispute, claim or controversy under Section 12.3, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein. The arbitration shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The U.S. Federal Rules of Civil Procedure shall govern discovery and the rules of evidence for the arbitration. The arbitration will be conducted in [...***...]. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.
          (b) Arbitrator. The arbitrator shall be one neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by JAMS. If the Parties fail to agree on an arbitrator within [...***...] days, the arbitrator shall be appointed by JAMS in accordance with the JAMS Rules.
          (c) Decision; Award. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies that would not be available to a state or federal judge hearing the same dispute. The arbitrator is

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encouraged to operate on this premise in an effort to reach a fair and just decision. Reasons for the arbitrator’s decisions should be complete and explicit, including reasonable determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than [...***...] days following the selection of the arbitrator as provided for in Section 12.2(b). Any award shall be promptly paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Laws, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 12 and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in any court of competent jurisdiction.
          (d) Costs. Each Party shall bear its own legal fees in connection with the arbitration. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.
          (e) Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this Article 12 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.
          (f) Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Laws.
     12.3 Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents covering or Trademarks used in connection with the manufacture, use, importation, offer for sale, marketing, distribution or sale of the Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
     12.4 Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and

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construed and enforced in accordance with, the laws of the State of California, without reference to its conflicts of law principles.
ARTICLE 13
GENERAL PROVISIONS
     13.1 Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
     13.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     13.3 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.
     13.4 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
     13.5 Entire Agreement. This Agreement, including its exhibits, constitute the entire agreement between the Parties relating to the subject matter hereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof.
     13.6 Notices. Any notice or communication required or permitted under this Agreement shall be in writing, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To Alexza:	To Cypress:

Alexza Pharmaceuticals, Inc.	Cypress Bioscience, Inc.
2091 Stierlin Court	4350 Executive Drive, Suite 325
Mountain View, CA 94043	San Diego, CA 92121
Facsimile: (650) 944-7988	Facsimile: (858) 452-1222
Attention: Chief Executive Officer	Attention: Chief Executive Officer

with a copy to:	with a copy to:

Cooley LLP	Cooley LLP
3175 Hanover St.	4401 Eastgate Mall
Palo Alto, CA 94304	San Diego, CA 92121
Facsimile: (650) 849-7400	Telephone: (858) 550-6000
Attention: Glen Y. Sato	Facsimile: (858) 550-6420
Attention: Frederick T. Muto
     Any such notice shall be deemed to have been given (a) when delivered if personally delivered; (b) on the next business day after dispatch if sent by confirmed facsimile or by nationally-recognized overnight courier; or (c) on the fifth business day following the date of mailing if sent by mail.
     13.7 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party; provided however, each Party may assign its interest under this Agreement, without the prior written consent of the other Party: (a) to any of its Affiliates, or (b) to a Third Party successor of the assigning Party’s business to which this Agreement relates (which, in the case of Cypress, shall mean Cypress’ business relating to Products, and in the case of Alexza, shall mean Alexza’s business relating to the Staccato Technology, including the Alexza Technology), whether alone or together with any other portions of the assigning Party’s business, by reason of merger, sale of stock or sale of all or substantially all of its assets or other form of acquisition; provided that intellectual property rights that are controlled by such Third Party acquirer (other than Alexza Technology) shall not be included in the technology licensed hereunder. Any purported assignment without a required consent shall be null and void. No assignment shall relieve either Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.
     13.8 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Cypress and Alexza. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

     13.9 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.
[Signature Page Follows]

      IN WITNESS WHEREOF, the Parties have executed this License & Development Agreement as of the Effective Date.

ALEXZA PHARMACEUTICALS, INC.		CYPRESS BIOSCIENCE, INC.

By: Name:	/s/ Thomas B. King Thomas B. King	By: Name:	/s/ Jay Kranzler Jay D. Kranzler, M.D., PhD
Title:	President, Chief Executive Officer	Title:	Chief Executive Officer
Signature Page to License & Development Agreement

Exhibit A
Alexza Patents
[...***...]

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A-1

Exhibit B
Alexza Trademarks
[...***...]

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B-1

Exhibit C
Alexza Development Plan
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]

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C-1